Filed Pursuant to Rule 433 under the Securities Act
Registration Statement No. 333-199914
Issuer Free Writing Prospectus Dated April 13, 2016

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION
FINAL TERM SHEET
$350,000,000
5.25% FIXED-TO-FLOATING RATE SUBORDINATED NOTES DUE 2046
(SUBORDINATED DEFERRABLE INTEREST NOTES)

Issuer:	National Rural Utilities Cooperative Finance Corporation

Expected Ratings:	A3 (Moody's) / BBB+ (S&P) / BBB+ (Fitch)

Principal Amount:	$350,000,000

Security Title:	5.25% Fixed-to-Floating Rate Subordinated Notes due 2046 (Subordinated Deferrable Interest Notes) (the "Notes")

Legal Format:	SEC Registered

Pricing Date:	April 13, 2016

Settlement Date:	April 20, 2016 (T+5)

Maturity Date:	April 20, 2046

Interest Rate and Interest Payment Dates during Fixed-Rate Period:
5.25% accruing from and including April 20, 2016 to, but excluding, April 20, 2026, or any early redemption date, payable semi-annually in arrears on April 20 and October 20 of each year, beginning on October 20, 2016 and ending on April 20, 2026. Interest payments will be made to the persons or entities in whose names the Notes are registered at the close of business of April 5 or October 5 (whether or not a business day), as the case may be, immediately preceding the relevant fixed-rate interest payment date.

Interest Rate and Interest Payment Dates during Floating-Rate Period:
Three-month LIBOR plus 3.63%, accruing from and including April 20, 2026, to but excluding the maturity date or any early redemption date, payable quarterly in arrears on January 20, April 20, July 20 and October 20, beginning July 20, 2026. Accrued interest will be paid to the persons or entities in whose names the Notes are registered at the close of business on January 5, April 5, July 5 and October 5 of each year (whether or not a business day), as the case may be, immediately preceding the relevant floating-rate interest payment date.

Option to Extend Interest Payment Period:
At any time and from time to time during the term of the Notes for a period not exceeding five consecutive years. During any such extension period, interest will continue to accrue on the Notes at the then-applicable rate and accrued interest on the Notes will bear additional interest at the then-applicable rate, compounded on each interest payment date, subject to applicable law.

Listing:	The Notes will not be listed on any securities exchange.

Public Offering Price:	100% of principal amount

Proceeds (after underwriting discount and before expenses) to the Issuer:	$346,500,000

Optional Redemptions:
At any time on or after April 20, 2026, the Notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount being redeemed plus accrued and unpaid interest on the Notes being redeemed to, but excluding the redemption date.

At any time before April 20, 2026, the Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of accrued interest) from the redemption date to April 20, 2026 (assuming, solely for the purpose of this calculation, that the principal amount of the Notes to be redeemed was payable on April 20, 2026), discounted on a semi-annual basis at the Treasury Rate, plus 50 basis points, plus, in either case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

Denominations:	$2,000 x $1,000 and any integral multiple thereof

CUSIP/ISIN:	637432 NK7 / US637432 NK73

Joint Book-Running Managers:	J.P. Morgan Securities LLC
RBC Capital Markets, LLC

Senior Co-Managers:	Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from J.P. Morgan Securities LLC by calling collect at (212) 834-4533 and RBC Capital Markets, LLC by calling toll-free at 1-866-375-6829.